EXHIBIT 5.4

March 25, 2014

Hungary — Government Debt Management Agency
Private Company Limited by Shares
Csalogány u. 9-11.
H-1027 Budapest
Hungary

Ladies and Gentlemen:

We have acted as special United States counsel for Hungary (the “Issuer”) in connection with the issuance and offering for sale (the “Offering”) of its U.S.$1,000,000,000 principal amount of 4.000% Notes due 2019 and U.S.$2,000,000,000 principal amount of 5.375% Notes due 2024 (the “Notes”) in the form of a takedown from the Issuer’s Registration Statement No. 333-191209 under Schedule B (the “Registration Statement”).  In connection with the Offering we have reviewed the Registration Statement, the Prospectus dated November 8, 2013, the Prospectus Supplement dated March 18, 2014, the Fiscal Agency Agreement dated as of September 17, 2013 between Hungary and Citibank, N.A., as Fiscal Agent (the “Fiscal Agency Agreement”) and the Underwriting Agreement (the “Underwriting Agreement”) dated as of September 17, 2013, which is incorporated by reference into the Pricing Agreement (the “Pricing Agreement”) dated March 18, 2014 by and among the Issuer, BNP Paribas, Citigroup Global Markets Inc., Deutsche Bank Securities Inc and J.P. Morgan Securities plc.

It is our opinion that, assuming due authorization, execution and delivery by the Issuer, the Notes, when duly authenticated in accordance with the terms of the Fiscal Agency Agreement and delivered and paid for in accordance with the terms of the Underwriting Agreement and the Pricing Agreement, will constitute valid and binding obligations of the Issuer under the laws of the State of New York.

Insofar as the opinion set forth herein relates to matters of the law of the Issuer, we have relied upon the opinion of Dr. Zsolt Szita Law Office, Hungarian counsel of the Government Debt Management Agency Pte Ltd, dated of even date herewith, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

We consent to the filing of this opinion as an exhibit to the Annual Report of the Issuer on Form 18-K and to the references to our firm appearing under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission.

Very truly yours,